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                                                                   EXHIBIT 11.1

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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
                                                     Year Ended
                                                     December 31,         Nine-Month Period ended September 30,
                                                         1996                 1996                    1997
                                                     ------------         --------------         -------------
Shares used to compute pro forma net income (loss)
 per share:
Weighted average common
 shares issued and outstanding                           681,547                671,106           2,113,934

Weighted average common
equivalent shares assumed issued and outstanding           -                      -                 122,130

Weighted average common shares assumed
 issued and outstanding upon conversion
 of preferred stock and warrants                       7,407,351              7,147,614           8,151,023

Incremental common shares, derived from
 common and common equivalent shares
 issued within 12 months of the registration
 statement filing, assumed to be issued and
 outstanding for all periods presented                   182,532                182,532             163,708
                                                 ----------------         --------------      --------------

Shares used in computing Pro Forma net
 income (loss) per share                               8,271,430              8,001,252          10,550,795
                                                 ----------------         --------------      --------------
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Net income (loss)                                   ($10,158,089)           ($7,459,638)           $445,831
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Pro Forma net income (loss) per share                     ($1.23)                ($0.93)               $.04
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